Exhibit (10)

       AMENDMENT EFECTIVE JUNE 15, 1999, TO THE CIRCUIT CITY STORES, INC.
                     1994 STOCK INCENTIVE PLAN, AS AMENDED

RESOLVED, that the Circuit City Stores, Inc. 1994 Stock Incentive Plan, as amended (the "Plan"), shall be amended to replace the present first sentence of
Section 4 in its entirety with the following:

         Subject to Section 13 of the Plan, there shall be reserved for issuance under the Plan (i) an aggregate of eight million five hundred thousand (8,500,000) shares of Circuit City Stock and (ii) an aggregate of seven million seven hundred thousand (7,700,000) shares of CarMax Stock, all of which shall be authorized, but unissued shares.